Exhibit 99.1

NEWS RELEASE Contact:	Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2016 FOURTH QUARTER AND

YEAR-END RESULTS

2016 Net Income Grows 10.5%

Increases Regular Dividend 11.1%

DeRidder, LA – February 22, 2017 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2016.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2016	2015	% Change	2016	2015	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned	$92,097	$95,034	-3.1%	$368,704	$375,894	-1.9%
Net investment income	7,855	7,256	8.3%	28,106	27,902	0.7%
Net realized gains (losses) on investments (pre-tax)	(1,468)	24	NM	(494)	(2,494)	NM
Net income	19,073	23,073	-17.3%	77,865	70,462	10.5%
Diluted earnings per share	$0.99	$1.21	-18.2%	$4.05	$3.69	9.8%
Operating net income	20,027	23,057	-13.1%	78,186	72,083	8.5%
Operating earnings per share	$1.04	$1.20	-13.3%	$4.07	$3.77	8.0%
Book value per share	$23.72	$23.73	0.0%	$23.72	$23.73	0.0%
Net combined ratio	76.8%	71.5%		77.0%	79.8%
Return on average equity	15.8%	19.5%		17.1%	15.6%

G. Janelle Frost, President and Chief Executive Officer commented, “Underwriting margins across the industry continued to be pressured this quarter as competition increased and rates decreased. We are at a point in the underwriting cycle where the choice to remain focused on underwriting margins and sustainability is essential to providing long-term returns to shareholders. AMERISAFE’s financial results this quarter are reflective of our focus over an extended period of time. Risk selection, appropriate product pricing and claims handling ultimately led to combined ratios of 76.8% this quarter and 77.0% for the year. Based on these results and our capital strength, AMERISAFE is well-positioned for the softening market cycle.”

Insurance Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2016	2015	% Change	2016	2015	% Change
	(in thousands)			(in thousands)
Gross premiums written	$80,612	$88,657	-9.1%	$373,055	$386,529	-3.5%

Net premiums earned	92,097	95,034	-3.1%	368,704	375,894	-1.9%
Loss and loss adjustment expenses incurred	52,618	48,321	8.9%	199,031	214,573	-7.2%
Underwriting and certain other operating costs, commissions, salaries and benefits	17,135	19,394	-11.6%	80,594	84,113	-4.2%
Policyholder dividends	1,021	277	NM	4,216	1,301	NM

Underwriting profit (pre-tax)	$21,323	$27,042	-21.1%	$84,863	$75,907	11.8%

Insurance Ratios:
Current accident year loss ratio	67.9%	69.8%		67.9%	69.8%
Prior accident year loss ratio	-10.8%	-19.0%		-13.9%	-12.7%

Net loss ratio	57.1%	50.8%		54.0%	57.1%
Net underwriting expense ratio	18.6%	20.4%		21.9%	22.4%
Net dividend ratio	1.1%	0.3%		1.1%	0.3%

Net combined ratio	76.8%	71.5%		77.0%	79.8%

•	Voluntary premiums for policies written during the quarter ended December 31, 2016 decreased $5.6 million, or 6.8%, compared with the fourth quarter of 2015. This decrease was largely attributable to the loss of three large accounts in the fourth quarter totaling $4.7 million in estimated annual premium. For 2016, voluntary premiums written decreased 2.3%, compared with 2015.

•	Payroll audits and related premium adjustments increased premiums written by $1.2 million in the fourth quarter of 2016, compared with $3.3 million in the fourth quarter of 2015. For the full year, these premium adjustments totaled $8.0 million in 2016 compared with $12.2 million in 2015, a decrease of $4.2 million.

•	The current accident year loss ratio for the fourth quarter was 67.9%, unchanged from prior quarters in 2016, and a decrease of 1.9 percentage points from the fourth quarter of 2015. During the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $9.9 million, mostly attributable to accident years 2014, 2013, and 2012. In total, prior accident year development for the year ended December 31, 2016 resulted in favorable development of $51.3 million, compared with favorable development of $47.8 million in 2015. These results reflect improved trends for both closing claims and claims severity and were driven largely by favorable case reserve development on claims that were closed during the year.

•	For the quarter ended December 31, 2016, the underwriting expense ratio was 18.6% compared to 20.4% in the same quarter in 2015. The decrease was largely due to lower premium based assessments and premium taxes in the fourth quarter compared to the same quarter a year ago. For the year ended December 31, 2016, the underwriting expense ratio was 21.9%, a decrease compared with 22.4% in 2015.

•	The effective tax rate for the year ended December 31, 2016 was 31.0% compared with 30.2% for 2015. The increase in the tax rate was due to improvement in our underwriting margins which created a higher proportion of underwriting income to tax-exempt investment income relative to 2015.

Investment Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2016	2015	% Change	2016	2015	% Change
	(in thousands)			(in thousands)
Net investment income	$7,855	$7,256	8.3%	$28,106	$27,902	0.7%
Net realized gains (losses) on investments (pre-tax)	(1,468)	24	NM	(494)	(2,494)	NM
Pre-tax investment yield	2.7%	2.6%		2.5%	2.5%
Tax-equivalent yield (1)	3.2%	3.3%		3.2%	3.3%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

•	Net investment income for the quarter ending December 31, 2016, increased 8.3% to $7.9 million from $7.3 million in the fourth quarter of 2015, largely due to the increase in value of an investment in a limited partnership hedge fund where the change in value is recorded in investment income each quarter. For the full year 2016, net investment income was $28.1 million compared with $27.9 million for 2015.

•	Net realized losses for the quarter were $1.5 million compared to minimal gains in the fourth quarter of 2015. The Company sold certain securities at a loss to offset gains from earlier in the year and to achieve a tax benefit relating to expiring realized tax gains from 2013.

•	As of December 31, 2016, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion.

Capital Management

On February 21, 2017 the Company’s Board of Directors increased the regular quarterly dividend from $0.18 per share to $0.20 per share, an 11.1% increase, payable on March 24, 2017 to shareholders of record as of March 10, 2017.

During the quarter and year, no shares were repurchased under the Company’s share repurchase plan.

Supplemental Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
Net income	$19,073	$23,073	$77,865	$70,462
Less: Net realized gains (losses) on investments	(1,468)	24	(494)	(2,494)
Tax effect (1)	514	(8)	173	873

Operating net income (2)	$20,027	$23,057	$78,186	$72,083

Average shareholders’ equity (3)	$482,947	$472,279	$455,066	$450,475
Less: Average accumulated other comprehensive income	3,052	2,974	1,048	2,699

Average adjusted shareholders’ equity	$479,895	$469,305	$454,018	$447,776

Diluted weighted average common shares	19,210,635	19,137,418	19,203,650	19,119,186

Return on average equity (4)	15.8%	19.5%	17.1%	15.6%
Operating return on average adjusted equity (2)	16.7%	19.7%	17.2%	16.1%
Diluted earnings per share	$0.99	$1.21	$4.05	$3.69
Operating earnings per share (2)	$1.04	$1.20	$4.07	$3.77

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for Thursday February 23, 2017, at 10:30 a.m. Eastern Time to discuss the results for the quarter and year, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 3, 2017. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 57497526#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2015. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$80,612	$88,657	$373,055	$386,529
Ceded premiums written	(2,261)	(1,911)	(10,307)	(11,228)

Net premiums written	$78,351	$86,746	$362,748	$375,301

Net premiums earned	$92,097	$95,034	$368,704	$375,894
Net investment income	7,855	7,256	28,106	27,902
Net realized gains (losses) on investments	(1,468)	24	(494)	(2,494)
Loss on disposal of assets	—	(640)	(1)	(664)
Fee and other income	74	86	347	316

Total revenues	98,558	101,760	396,662	400,954

Expenses:
Loss and loss adjustment expenses incurred	52,618	48,321	199,031	214,573
Underwriting and other operating costs	17,135	19,394	80,594	84,113
Policyholder dividends	1,021	277	4,216	1,301

Total expenses	70,774	67,992	283,841	299,987

Income before taxes	27,784	33,768	112,821	100,967
Income tax expense	8,711	10,695	34,956	30,505

Net income	$19,073	$23,073	$77,865	$70,462

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Basic EPS:
Net income	$19,073	$23,073	$77,865	$70,462

Basic weighted average common shares	19,146,047	19,028,352	19,105,806	18,941,077
Basic earnings per share	$1.00	$1.21	$4.08	$3.72

Diluted EPS:
Net income	$19,073	$23,073	$77,865	$70,462

Diluted weighted average common shares:
Weighted average common shares	19,146,047	19,028,352	19,105,806	18,941,077
Stock options and performance shares	64,588	109,066	97,844	178,109

Diluted weighted average common shares	19,210,635	19,137,418	19,203,650	19,119,186

Diluted earnings per share	$0.99	$1.21	$4.05	$3.69

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2016	2015
	(unaudited)
Assets
Investments	$1,084,474	$1,045,152
Cash and cash equivalents	58,936	69,481
Amounts recoverable from reinsurers	83,666	91,077
Premiums receivable, net	183,005	185,364
Deferred income taxes	33,811	29,905
Deferred policy acquisition costs	19,300	20,412
Other assets	55,664	60,654

	$1,518,856	$1,502,045

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$742,776	$718,033
Unearned premiums	162,028	167,983
Insurance-related assessments	31,742	32,329
Other liabilities	126,160	129,719

Shareholders’ equity	456,150	453,981

Total liabilities and shareholders’ equity	$1,518,856	$1,502,045

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